Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2013

LAUREL, Miss. (February 21, 2013) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2013.

Net sales for the first quarter of fiscal 2013 were $595.8 million compared with $517.8 million for the same period a year ago. For the quarter, the Company had a net loss of $6.9 million, or $0.31 per share, compared with a net loss of $8.0 million, or $0.36 per share, for the first quarter of fiscal 2012.

“Our results for the first quarter of fiscal 2013 reflect improving, but still challenging, conditions for our industry,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While we experienced higher poultry market prices than the same period a year ago, our grain costs were also higher. Retail demand for chicken has remained steady, but we continue to see weak food service demand. We believe food service demand will remain under pressure until the national employment environment improves. While grain prices have retreated from the highs they set last August, we experienced higher feed costs during the first quarter, and these higher costs continue to affect our profitability.”

According to Sanderson, market prices for poultry products were higher during the first quarter of fiscal 2013 compared with the same period of fiscal 2012. A simple average of the Georgia dock price for whole chickens was approximately 9.1 percent higher in the Company’s first fiscal quarter compared with the same period in 2012, and currently stands at a record $1.0050 per pound. Boneless breast meat prices during the quarter were approximately 5.1 percent higher than the prior-year period. The average market price for bulk leg quarters decreased approximately 2.0 percent for the quarter compared with the same period last year. Jumbo wing prices were higher by 24.6 percent compared with last year’s first fiscal quarter, and hit a record high of $1.92 per pound the week before the Super Bowl. The Company’s average feed cost per pound of poultry products processed increased 12.1 percent compared with the first quarter of fiscal 2012, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 16.2 percent and 46.1 percent, respectively, compared with the first quarter of fiscal 2012.

“Market conditions steadily improved during our first fiscal quarter as our grain costs peaked in November,” Sanderson added. “Market prices and sales strengthened in January and, as a result, the Company was profitable for the last month of the quarter.” However, we continue to experience high grain prices, and expect a challenging cost environment throughout the fiscal year. Corn supplies are at their tightest level in 15 years, which will likely keep upward pressure on grain costs at least until the market gets some visibility into the quantity and quality of the 2013 crops.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2013

February 21, 2013

“Throughout most all of calendar 2012, egg sets and pullet placements remained below previous year levels, but have trended higher over the past few weeks. Despite slightly higher chicken production, market prices have remained the same or moved higher, indicating at least some improvement in demand. We are cautiously optimistic regarding macroeconomic conditions, and believe any further strengthening of the United States economy, coupled with normal seasonal demand improvement this spring and summer, could support higher market prices for our poultry products.

“We have been running our plants at approximately 94 percent capacity since October, which has adversely affected our costs. In order to meet our customers’ demands and improve our cost structure, we will move our plants to full production in June. While grain costs remain relatively high, this move is supported by demand from our customers and our desire to keep our costs competitive,” concluded Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, February 21, 2013, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 4, 2013. Those without Internet access may participate in the call by dialing 888-724-9496; confirmation code 7405481.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and further processed and partially cooked chicken products. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2012, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2013

February 21, 2013

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2013

February 21, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2013	2012
Net sales	$595,760	$517,826
Costs and expenses:
Cost of sales	584,867	509,004
Selling, general and administrative	20,565	17,903

	605,432	526,907

Operating loss	(9,672)	(9,081)

Other income (expense):
Interest income	3	2
Interest expense	(1,805)	(2,962)
Other	171	(564)

	(1,631)	(3,524)

Loss before income taxes	(11,303)	(12,605)
Income tax benefit	(4,360)	(4,616)

Net loss	$(6,943)	$(7,989)

Basic loss per share	$(0.31)	$(0.36)

Diluted loss per share	$(0.31)	$(0.36)

Dividends per share	$0.17	$0.17

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Sanderson Farms Reports Results for First Quarter of Fiscal 2013

February 21, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2013	October 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,816	$27,802
Accounts receivable, net	100,948	98,022
Inventories	235,122	235,912
Refundable income taxes	7,315	4,467
Deferred income taxes	2,409	3,945
Prepaid expenses	28,637	27,639

Total current assets	398,247	397,787

Property, plant and equipment	992,691	985,198
Less accumulated depreciation	(501,063)	(489,885)

	491,628	495,313

Other assets	3,321	3,353

Total assets	$893,196	$896,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$128,056	$124,837
Current maturities of long-term debt	10,757	10,757

Total current liabilities	138,813	135,594

Long-term debt, less current maturities	150,027	150,212
Claims payable	9,200	4,000
Deferred income taxes	55,481	56,572
Stockholders’ equity:
Common stock	23,009	22,969
Paid-in capital	135,688	135,283
Retained earnings	380,978	391,823

Total stockholders’ equity	539,675	550,075

Total liabilities and stockholder’s equity	$893,196	$896,453

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